Exhibit 99.1

Contact:

Dan Coccoluto	Sharon Barclay
Omtool, Ltd.	Blanc and Otus
Chief Financial Officer	Investor Relations
978-327-5700	617-451-6070 x203
coccoluto@omtool.com	sbarclay@blancandotus.com

OMTOOL REPORTS FOURTH QUARTER AND FISCAL YEAR 2006 RESULTS

Omtool continues market expansion as AccuRoute® software license revenue accounts for 59% of the company’s software license revenue for the year ended December 31, 2006

Andover, Mass., February 15 , 2007 – Omtool, Ltd. (Nasdaq: OMTL), a leading provider of document handling products and services, today reported operating results for the fourth quarter and fiscal year ended December 31, 2006. Total revenue for the quarter was approximately $3.7 million equivalent to revenue of approximately $3.7 million for the fourth quarter of 2005.   For the 12-month periods ended December 31, 2006, and December 31, 2005, total revenues were $13.8 million and $14.3 million, respectively, representing a 4% decrease due primarily to the continued decline in the company’s fax-related software license and hardware revenue.  However, total AccuRoute product revenue increased by 22% over this same time period.

Software license revenue from Omtool’s AccuRoute product accounted for 59% of the company’s software license revenue for the year ended December 31, 2006, as compared to 50% for the same time period in the previous year.  The increase in total AccuRoute product revenue realized in fiscal year 2006 is primarily attributable to increased acceptance of the AccuRoute product in the legal vertical market.

Total software license revenue decreased by 11%, or $151,000, during the fourth quarter as compared to the same period in 2005, while total software license revenue decreased by 10%, or $494,000, during fiscal year 2006 as compared to the same period in 2005.   Similarly, total hardware revenue decreased by 8%, or $46,000, during the three months ended December 31, 2006, as compared to the same period in 2005, and it decreased by 23%, or $619,000, for the fiscal year ended December 31, 2006, as compared to the same period in 2005.  These decreases are primarily due to a decline in sales of the company’s legacy fax product.

For the three-month period ended December 31, 2006, service and other revenue increased by $227,000, or 13%, when compared to the same period in 2005. Contributing to that increase was a $199,000, or 68%, increase in AccuRoute maintenance revenue in the same time period.  For the 12 months ended December 31, 2006, service and other revenue increased by 9%, or $592,000, as compared to the 12 months ended December 31, 2005, on the strength of a $686,000, or 73%, increase in AccuRoute maintenance revenue.

Commenting on the reported results, Robert L. Voelk, Omtool’s chairman, president, and chief executive officer said, “While we have invested considerable resources to further penetrate the financial services vertical market and we have created and are pursuing opportunities within that vertical market, we have found that sales opportunities for our AccuRoute product in the financial services vertical market, though significant, are longer term opportunities.  Therefore, while we will continue to pursue these opportunities, primarily working with our large strategic and channel partners, we believe the best opportunities for replicating our continued success in the legal vertical market is in the healthcare vertical market. Similar to our views on the legal vertical market, and based on the high level of focus by healthcare providers on electronic medical records, we see a significant opportunity to present AccuRoute as the solution of choice to the challenge of how to capture paper documents that are endemic in healthcare systems.

“We anticipate that the structure and buying patterns in the healthcare vertical market will present us with more near-term opportunities,” Voelk continued.  “Our acquisition of BlueChip Technologies in December 2006 signifies our commitment to expand in the healthcare vertical market.  Between the greater than 100 customers we acquired through the acquisition of BlueChip Technologies and the more than 200 healthcare customers Omtool already has, we have a significant customer base to which we can market our combined product offering in 2007 and a solid base from which we can expand into new opportunities.”

Consistent with the company’s strategic plan, operating expenses for the quarter ended December 31, 2006, were 27% higher than they were for the quarter ended December 31, 2005.  The company’s operating expenses for the quarter ended December 31, 2006 were approximately $3.6 million as compared to approximately $2.8 million for the quarter ended December 31, 2005.  Net loss for the quarter ended December 31, 2006 was approximately $(1.0 million) or $(0.25) per basic and diluted share, as compared to a net loss of approximately $(120,000) or $(0.03) per basic and diluted share for the same quarter of 2005.

Operating expenses for fiscal year 2006 were 42% higher than they were for fiscal year 2005.  The company’s operating expenses for the 12 months ended December 31, 2006, were approximately $14.4 million as compared to approximately $10.2 million for the 12 months ended December 31, 2005.  Net loss for fiscal year 2006, was approximately $(5.3 million) or $(1.31) per basic and diluted share, as compared to a net loss of approximately $(310,000) or $(0.08) per basic and diluted share in fiscal year 2005.

“2006 was a year of planned investment in sales, marketing, and business development efforts targeted at the financial services, healthcare and legal vertical markets.  This past year we experienced significant market advancements in the legal vertical market as we secured our 170th legal customer and have nearly 40% of the top 100 law firms in our client base,” said Voelk.  “Our initiatives in developing strategic relationships also are starting to bear fruit evidenced by the fact that we won the Ricoh and Sun Java™ Solutions $100,000 Developers Challenge and we introduced Omtool’s unique support for Xerox’s new Extensible Interface Platform (EIP) and, we recently announced that Omtool’s products and services will be available through HP.”

In the coming months, Omtool’s primary focus will be to further penetrate vertical and geographic markets through sales and marketing investments, primarily in the healthcare and legal vertical markets. At the same time, Omtool will continue to expand its strategic relationships in those markets as well as in the financial services vertical market.  The company will continue these efforts through both direct sales and growing and deepening connections with our strategic and channel partners with the goal of increasing AccuRoute opportunities in other markets.

About Omtool, Ltd.

Omtool, Ltd. is a leading provider of document handling solutions that simplify the integration of paper and electronic documents in enterprise information management systems.  Our flagship product, AccuRoute, streamlines the capture, conversion and communication of paper and electronic documents, enabling fast, secure, simultaneous distribution to multiple destinations in multiple formats.  Available at any network-enabled scan device or from a user’s desktop computer, AccuRoute provides faster, more efficient workflows, while reducing cost, complexity and risk.  Omtool solutions are used worldwide by businesses in document-intensive industries that demand secure handling, integration and tracking of documents in full compliance with a range of regulatory requirements.  Based in Andover, Massachusetts with offices in the United Kingdom, Omtool can be contacted at 1-800-886-7845 or www.omtool.com.

This press release contains forward-looking statements, including, without limitation, statements regarding Omtool’s acquisition of BlueChip Technologies and the benefits thereof, Omtool’s objectives and expectations; future financial and operating performance; customer interest in Omtool’s Genifax™ and AccuRoute products; long-term sales strategy; distribution channels; and the future plans of Omtool’s management.  These forward-looking statements are neither promises nor guarantees, and are subject to risk and uncertainties that could cause actual results to differ materially from the expectations set forth in these forward-looking statements, including but not limited to, risks associated with the integration of BlueChip Technologies with Omtool; the introduction of new product offerings, including the AccuRoute, Genidocs™ and Genifax software products; the success of Omtool’s channel sales strategies; business partner strategies and new sales and marketing efforts; Omtool’s investments in vertical markets, including legal, financial services and healthcare; the continuation of market demand for fax-based software solutions; fluctuations in quarterly results of operations; changes in the regulatory environment; dependence on continuing growth in the number of organizations implementing secure electronic document exchange; competition; product enhancements; product concentration; declines in Omtool’s legacy fax business; seasonality; international sales; Omtool’s ability to manage expansion; Omtool’s ability to obtain desired financing; acquisitions and integration of complementary businesses; continued compliance with the listing requirements of The Nasdaq Capital Market; and those other risk factors described in Omtool’s periodic reports and registration statements as filed with the Securities and Exchange Commission, including Omtool’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2006.  Reported results should not be considered an indication of future performance.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Omtool undertakes no responsibility to update any such forward-looking statements.

The consolidated statement of operations and condensed consolidated balance sheet follows.

OMTOOL, LTD.

Consolidated Summary Financial Data

Consolidated Statements of Operations

(in thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	(Unaudited)	(Unaudited)	(Unaudited)
	2006	2005	2006	2005
Revenue:
Software license	$1,248	$1,399	$4,238	$4,732
Hardware	517	563	2,086	2,705
Service and other	1,964	1,737	7,451	6,859
Total revenue	3,729	3,699	13,775	14,296
Cost of revenue:
Software license	67	41	211	154
Hardware	302	333	1,289	1,694
Service and other	829	700	3,279	2,782
Total cost of revenue	1,198	1,074	4,779	4,630
Gross profit	2,531	2,625	8,996	9,666
Operating expenses:
Sales and marketing	2,011	1,584	8,215	5,256
Research and development	644	622	2,740	2,239
General and administrative	916	599	3,444	2,672
Total operating expenses	3,571	2,805	14,399	10,167
Loss from operations	(1,040)	(180)	(5,403)	(501)
Interest and other income, net	25	48	139	186
Loss before income tax benefit	(1,015)	(132)	(5,264)	(315)
Income tax benefit	—	(12)	—	(5)
Net loss	$(1,015)	$(120)	$(5,264)	$(310)

Net loss per share
Basic and diluted	$(0.25)	$(0.03)	$(1.31)	$(0.08)

Weighted average number of common shares outstanding
Basic and diluted	4,034	3,962	4,025	3,924

OMTOOL, LTD.

Consolidated Summary Financial Data

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2006	December 31, 2005
	(Unaudited)

Assets:
Cash and cash equivalents	$5,470	$10,472
Unbilled accounts receivable	678	—
Accounts receivable, net	2,100	1,619
Inventory	111	58
Prepaids and other	491	333
	8,850	12,482
Property and equipment, net	1,525	175
Goodwill and intangibles	3,561	—
Unbilled accounts receivable, long-term	424	—
Other assets	67	12
	$14,427	$12,669
Liabilities and stockholders’ equity:
Accounts payable	$2,070	$905
Accrued liabilities	1,177	1,171
Accrued state sales tax	344	343
Deferred revenue, current	4,027	3,408
Note payable, current	1,030	—
Capital lease obligations, current	442	—
	9,090	5,827
Deferred revenue, long-term	436	410
Deferred rent	498	—
Note payable, long-term	1,216	—
Stockholders’ equity	3,187	6,432
	$14,427	$12,669